Exhibit 8.1
Principal Subsidiaries at December 31, 2017:

Name	Country	Percentage Interest Held
NAFTA
FCA US LLC	USA (Delaware)	100.00
FCA Canada Inc.	Canada	100.00
FCA Mexico, S.A. de C.V.	Mexico	100.00
LATAM
FCA Fiat Chrysler Automoveis Brasil LTDA	Brazil	100.00
FCA Automobiles Argentina S.A.	Argentina	100.00
Banco Fidis S.A.	Brazil	100.00
APAC
Chrysler Group (China) Sales Limited	People’s Republic of China	100.00
FCA Japan Ltd.	Japan	100.00
FCA Australia Pty Ltd.	Australia	100.00
FCA Automotive Finance Co. Ltd.	People’s Republic of China	100.00
EMEA
FCA Italy S.p.A.	Italy	100.00
FCA Melfi S.r.l.	Italy	100.00
FCA Poland Spólka Akcyjna	Poland	100.00
FCA Powertrain Poland Sp. z o.o.	Poland	100.00
FCA Serbia d.o.o. Kragujevac	Serbia	66.67
FCA Germany AG	Germany	100.00
FCA France S.A.	France	100.00
Fiat Chrysler Automobiles UK Ltd.	United Kingdom	100.00
Fiat Chrysler Automobiles Spain S.A.	Spain	100.00
Fidis S.p.A.	Italy	100.00
Maserati
Maserati S.p.A.	Italy	100.00
Maserati (China) Cars Trading Co. Ltd.	People's Republic of China	100.00
Maserati North America Inc.	USA (Delaware)	100.00
Components
Magneti Marelli S.p.A.	Italy	99.99(1)
Automotive Lighting LLC	USA (Delaware)	100.00
Automotive Lighting Reutlingen GmbH	Germany	99.99
Teksid S.p.A.	Italy	100.00
Comau S.p.A.	Italy	100.00
COMAU LLC	USA (Delaware)	100.00
Holding Companies and Other Companies
FCA North America Holdings LLC	USA (Delaware)	100.00
Fiat Chrysler Finance S.p.A.	Italy	100.00
Fiat Chrysler Finance Europe S.A.	Luxembourg	100.00
Fiat Chrysler Finance North America, Inc.	USA (Delaware)	100.00
Fiat Chrysler Finance US Inc.	USA (Delaware)	100.00
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(1) FCA holds 100 percent of the voting interest in Magneti Marelli S.p.A.